LETTER AGREEMENT

Henderson Global Investors (North America) Inc.
737 N. Michigan, Suite 1700
Chicago, Illinois  60611

         This Agreement is made as of this 31st day of January 2008 between HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC. (the "Adviser") and HENDERSON INVESTMENT MANAGEMENT LIMITED (the "Subadviser").

         WHEREAS, the Adviser and the Subadviser have entered into a Sub-Advisory Agreement dated August 31, 2001 (the "Sub-Advisory Agreement"), as amended by letter agreement dated August 1, 2005, January 31, 2006, November 30, 2006 and December 29, 2007 under which the Adviser has agreed to retain the Subadviser to render investment advisory services to the Henderson European Focus Fund, Henderson Global Equity Income Fund, Henderson Global Opportunities Fund, Henderson Global Technology Fund, Henderson International Opportunities Fund and Henderson Japan-Asia Focus Fund (the "Existing HIML Sub-Advised Portfolios") of the Henderson Global Funds (the "Trust"), and the Subadviser has agreed to render such services to the Existing HIML Sub-Advised Portfolios, together with any other Trust portfolios that may be established later;

         WHEREAS, pursuant to Paragraph 1 of the Sub-Advisory Agreement, the Adviser hereby notifies the Subadviser of its desire to retain the Subadviser to render investment advisory services to two additional portfolios of the Trust to be known as the Henderson International Equity Fund and Henderson Global Real Estate Equities Fund (each a "New Portfolio" and collectively, the "New Portfolios"); and

         WHEREAS, by signing this Agreement below, the Subadviser agrees to render such services, whereupon each New Portfolio shall become a Portfolio under the Sub-Advisory Agreement.

         NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Adviser and the Subadviser agree as follows:

1. The Adviser hereby appoints the Subadviser as subadviser for the Henderson International Equity Fund and the Henderson Global Real Estate Equities Fund under the Sub-Advisory Agreement and the Subadviser hereby accepts such appointment and agrees to perform the services and duties set forth in the Sub-Advisory Agreement for such portion of the assets of each New Portfolio as Adviser shall from time to time designate on the terms set forth therein, except as otherwise provided in this Agreement.

2. This Agreement shall become effective as of the date first above written and, unless sooner terminated as provided in Paragraph 3 of the Sub-Advisory Agreement, shall continue until August 30, 2009. Thereafter, this Agreement will be extended with respect to each New Portfolio for successive one-year periods ending on August 30 of each year, subject to the provisions of Paragraph 3 of the Advisory Agreement.

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3.       For the services provided and the expenses assumed under this
         Agreement, the Adviser shall pay the Subadviser a fee based on the assets managed by the Subadviser, computed daily and payable monthly, at an annual rate equal to:

         Henderson International Equity Fund:

         0.35% on the first $250 million of daily net assets; 0.30% on the next $250 million of daily net assets; 0.25% on the next $500 million of daily net assets; and 0.20% on average daily net assets over $1.0 billion

         Henderson Global Real Estate Equities Fund:

         0.35% of the first $250 million of daily net assets; 0.30% on the next $250 million of daily net assets; 0.25% on the next $500 million of daily net assets; and 0.20% on average daily net assets over $1.0 billion

4. All the other terms and conditions of the Sub-Advisory Agreement shall remain in full effect.

5. This Agreement is hereby incorporated by reference into the Sub-Advisory Agreement and is made a part thereof. In case of a conflict between this Agreement and the Sub-Advisory Agreement, the terms of the Sub-Advisory Agreement are controlling.

         IN WITNESS WHEREOF, the Adviser and the Subadviser have cause this Agreement to be executed as of the day and year first above written.

                                                    HENDERSON GLOBAL INVESTORS
                                                    (NORTH AMERICA) INC.


                                                    By:  /s/ James O'Brien
                                                         -----------------
                                                         Name: James O'Brien
                                                         Title:

                                                    HENDERSON INVESTMENT
                                                    MANAGEMENT LIMITED


                                                    By:  /s/ Nicholas T. Hiscock
                                                         -----------------------
                                                         Name:
                                                         Title:


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